UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2010

TANDY BRANDS ACCESSORIES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-18927	75-2349915
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3631 West Davis, Suite A Dallas, Texas	75211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 519-5200

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Officers.

On April 22, 2010, Tandy Brands Accessories, Inc. (the “Company”) entered into an Agreement to Provide Severance Pay (the “Severance Agreement”) and a Change of Control Agreement (the “Change of Control Agreement”) with N. Roderick McGeachy, III, the Company’s President and Chief Executive Officer.

Under the Severance Agreement, which supersedes Mr. McGeachy’s prior employment agreement with the Company, if Mr. McGeachy is terminated without “cause” (as defined in the Severance Agreement), and subject to certain conditions, he will be entitled to the following severance benefits: (1) his annual bonus for the then current fiscal year, pro-rated to his termination date, at the actual level of performance for the year of termination; (2) his then current base salary over a period of twenty-four (24) months; (3) a lump sum payment equal to 200% of his target annual bonus for the fiscal year in which such termination occurs; (4) vesting of performance units as if he had experienced a termination of service due to retirement during the performance cycles in which the termination occurs under the applicable award agreements; (5) up to $15,000 of outplacement assistance; (6) continued coverage under the Company’s group health plan and Company-sponsored life insurance plans until the expiration of the twenty-four (24) month period following termination or until he becomes employed with another employer and is eligible to receive coverage under another employer-provided health plan or life insurance plan, as applicable, whichever occurs first.

Pursuant to the Change of Control Agreement, if, during the two year period following a change of control (1) the Company terminates Mr. McGeachy’s employment for any reason other than Mr. McGeachy becoming permanently disabled or for cause, or (2) subject to certain conditions, Mr. McGeachy terminates his employment with the Company due to (a) a material diminution in the nature or scope of his position or his then current base salary, (b) the Company requiring relocation greater than 50 miles, or (c) any material breach of the Change of Control Agreement by the Company, Mr. McGeachy will be entitled to receive certain severance benefits. Subject to the conditions specified in the Change of Control Agreement, such severance benefits would include: (1) Mr. McGeachy’s then current base salary through the termination date, any accrued vacation pay and his annual bonus for the then current fiscal year, pro-rated to his termination date, based on the actual level of performance; (2) a lump sum payment equal to 200% of the sum of his then current base salary plus his target annual bonus for the fiscal year in which his termination occurs; (3) all equity grants of the Company held by Mr. McGeachy would become immediately exercisable, all restrictions thereon will lapse and any equity securities would be fully vested; (4) for the two (2)-year period following termination, Mr. McGeachy would receive health care and life insurance coverage, provided that such health care benefits will terminate if Mr. McGeachy becomes employed with another employer and is eligible to receive health care coverage under another employer-provided plan; and (5) up to $15,000 in outplacement assistance. For a two year period following a change of control, Mr. McGeachy would be entitled to receive compensation and benefits on terms not less than those in place immediately prior to the change of control. As of the date of a change of control, the severance benefits provided under the Severance Agreement will generally terminate.

Each of the Severance Agreement and the Change of Control Agreement also contain standard terms, including confidentiality, non-competition and non-solicitation provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY BRANDS ACCESSORIES, INC.

Date: April 23, 2010

By:    /s/ M.C. Mackey

M.C. Mackey
Chief Financial Officer

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